Exhibit 10.1

Summary of Non-Employee Director Compensation for CNX Gas Corporation

Element of Compensation	Dollar Value
Annual Board Retainer*	$70,000

Audit Committee Chair Retainer*	$15,000

Audit Committee Member Retainer	$10,000

Annual Equity Award*	$120,000 (restricted stock units	)

*	Applicable solely to John R. Pipski, the only CNX Gas director who does not serve on the Board of Directors of CONSOL Energy Inc.